Exhibit 99.4

ADI GLOBAL DISTRIBUTION INC.

RESTRICTED STOCK UNIT ASSUMPTION NOTICE

2026 Stock Incentive Plan

of ADI Global Distribution Inc. and its Affiliates

Dear [____] :

As you know, on August 3, 2026 (the “Spin Date”), the spin-off (the “Spin-Off”) of ADI Global Distribution Inc. (“ADI”) from Resideo Technologies, Inc. (“Resideo”) was completed. On the Spin Date you held outstanding and unvested restricted stock units (“RSUs”) payable in shares of Resideo common stock (“Resideo Stock”) that were previously granted to you under the Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates (the “Resideo Stock Incentive Plan”) and pursuant to restricted stock unit agreement(s) and any amendments thereto (collectively, the “Resideo RSU Agreement”).

Pursuant to the Employee Matters Agreement entered into between Resideo and ADI in connection with the Spin-Off (the “EMA”), on the Spin Date, ADI assumed all obligations of Resideo under your RSUs that were outstanding and unvested as of the Spin Date, and such unvested RSUs automatically converted to restricted stock units (“Converted RSUs”) payable in shares of ADI common stock (“ADI Stock”) under the 2026 Stock Incentive Plan of ADI Global Distribution Inc. and its Affiliates (the “ADI Stock Incentive Plan”).

This Restricted Stock Unit Assumption Notice (the “Assumption Notice”) evidences the terms of ADI’s assumption of your Converted RSUs pursuant to the EMA, including the necessary adjustments for assumption of your RSUs that are required by the Spin-Off. Following the Spin Date, your Converted RSUs will be governed by the ADI Stock Incentive Plan but shall generally remain subject to the terms and conditions of your Resideo RSU Agreement.

The table below summarizes your RSUs before and after the Spin-Off, and the material terms applicable to your Converted RSUs:

Original Resideo RSUs
Participant: [____]
Date of Grant: [____]
Number of RSUs on Date of Grant: [____]
Vesting Commencement Date: [____]
Number of Unvested RSUs on Spin Date: [____]

Converted RSUs Following Spin-Off
ADI SpinCo Conversion Ratio (as defined in the EMA): [____]

Number of Converted RSUs: [____]

(this is equal to the Number of Unvested RSUs on the Spin Date, as converted based on the ADI SpinCo Conversion Ratio and rounded [up][1] to the nearest whole share of ADI Stock in accordance with the EMA)

Remaining Vesting Schedule as of Spin Date:
Scheduled Vesting Dates	Number of Converted RSUs that Vest
[____]	[____]
[____]	[____]
[____]	[____]
[____]	[____]
[____]	[____]
[____]	[____]
[____]	[____]
[____]	[____]
[____]	[____]
[____]	[____]

All of the terms and conditions of your Resideo RSU Agreement as in effect immediately prior to the Spin Date shall continue in full force and effect, except as expressly modified by this Assumption Notice, the EMA, certain administrative changes, or otherwise in connection with the Spin-Off.

Any capitalized term that is used but not defined in this Assumption Notice or your Resideo RSU Agreement will have the meaning assigned to it in the Resideo Stock Incentive Plan; provided, that, unless the context requires otherwise, any references in the Resideo Stock Incentive Plan and your Resideo RSU Agreement to: (i) the “Company” means ADI, (ii) “Stock,” “Common Stock” or “Shares” means shares of ADI Stock, (iii) “Board of Directors” or “Board” means the Board of Directors of ADI, and (iv) the “Committee” or the “Compensation and Human Capital Management Committee” means the Compensation Committee of the Board of Directors of ADI or such other committee designated by the Board of Directors of ADI in accordance with the ADI Stock Incentive Plan.

Please follow the instructions below to acknowledge and accept this Assumption Notice and your Converted RSUs. If you would like any further information or have any questions regarding this Assumption Notice or your Converted RSUs, please contact HRAdvisor via email at HRAdvisor@adiglobal.com.

ACKNOWLEDGMENT

You acknowledge that clicking on the “Accept” button constitutes acceptance of this Assumption Notice, as well as your understanding and agreement that (i) all rights and liabilities with respect to your Converted RSUs listed on the table above were automatically assumed by ADI on the Spin Date pursuant to the terms of the EMA, and (ii) the terms and conditions of your Converted RSUs are set forth in your Resideo RSU Agreement, except as expressly modified by this Assumption Notice.

[1]	NTD: For participants in France, this should say “down.”